Exhibit 21.1

QEP Midstream Partners, LP

Subsidiaries of QEP Midstream Partners, LP

Name	State of Organization
QEP Midstream Partners Operating, LLC	Delaware
Green River Gathering, LLC	Delaware
Three Rivers Gathering, L.L.C.(1)	Delaware
Vermillion Gathering, LLC	Delaware
Williston Gathering, LLC	Delaware
Rendezvous Pipeline Company, L.L.C.	Colorado
Rendezvous Gas Services, L.L.C.(2)	Wyoming

(1)	QEP Midstream Partners, LP owns a 50% equity interest in Three Rivers Gathering, L.L.C.
(2)	QEP Midstream Partners, LP owns a 78% equity interest in Rendezvous Gas Services, L.L.C.